Exhibit 23.1
















                          Independent Auditors' Consent



We consent to incorporation by reference in the registration statements (Nos. 33-70478 and 333-62245) on Form S-8 and (Nos. 333-12893 and 333-47621) on Form
S-3 of Prime Medical Services, Inc. of our report dated February 27, 2002, relating to the consolidated balance sheets of Prime Medical Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001, Annual Report on Form 10-K of Prime Medical Services, Inc.


/s/:KPMG LLP

Austin, Texas
February 27, 2002